UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

CafePress Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAFEPRESS INC.

11909 Shelbyville Road

Louisville, Kentucky 40243

March 26, 2018

Dear Stockholder:

You are cordially invited to attend our 2018 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, KY 40202, beginning at 2:00 p.m., Eastern Time on Tuesday, May 8, 2018. The matters to be acted upon are described in the notice of Annual Meeting of Stockholders and Proxy Statement.

This year we have elected to deliver our proxy materials to the majority of our stockholders over the Internet rather than mailing a full paper set of the materials. This will allow us to reduce our costs to print and distribute our proxy materials and saves natural resources.

The formal notice of the Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.

Whether or not you attend the Annual Meeting of Stockholders, it is important that your shares be represented and voted at the Annual Meeting of Stockholders. After reading the Proxy Statement, please promptly vote and submit your proxy by following the instructions on page 2 of the Proxy Statement.

Your shares cannot be voted unless you submit your proxy, via the Internet, by telephone or by mail, or attend the Annual Meeting of Stockholders in person.

The Board and management look forward to seeing you at the Annual Meeting of Stockholders.

Sincerely,

Ekumene M. Lysonge
Vice President, General Counsel & Secretary

CAFEPRESS INC.

11909 Shelbyville Road

Louisville, KY 40243

March 26, 2018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2018

To our Stockholders:

CafePress Inc. will hold its Annual Meeting of Stockholders at 2:00 p.m. Eastern time, on Tuesday, May 8, 2018 at Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, KY 40202.

We are holding this Annual Meeting of Stockholders:

•	to elect two (2) Class III directors to serve until the 2021 Annual Meeting of Stockholders, or until their successor is duly elected and qualified;

•	to ratify the appointment of BDO USA, LLP as our independent registered public accountants for fiscal year 2018;

•	to conduct an advisory vote on executive compensation;

•	to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	to transact such other business as may properly come before the Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders.

Only stockholders of record at the close of business on March 12, 2018 are entitled to notice of, and to vote at this Annual Meeting of Stockholders and any adjournments or postponements of the Annual Meeting of Stockholders. For ten (10) days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available at the Secretary’s office at 11909 Shelbyville Road, Louisville, Kentucky 40243.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 8, 2018 – THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT www.proxydocs.com/branding/964286/edocs/2018/issuer/index.html. We are mailing a notice of availability over the Internet of the proxy materials which contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE. YOU MAY VOTE VIA THE INTERNET, IN PERSON OR BY TELEPHONE IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS. IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY ALSO MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

By Order of the Board of Directors,

Ekumene M. Lysonge
Vice President, General Counsel & Secretary

Louisville, Kentucky

March 26, 2018

CAFEPRESS INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of CafePress Inc., a Delaware corporation, or the Board, of proxies to be used at our 2018 Annual Meeting of Stockholders and any adjournments or postponements thereof. Our 2018 Annual Meeting of Stockholders will be held at Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, KY 40202, beginning at 2:00 p.m., Eastern Time on May 8, 2018. This Proxy Statement and the form of proxy are being made available or mailed to stockholders on or about March 26, 2018.

References to “the Company,” “we,” “us” or “our” throughout this Proxy Statement mean CafePress Inc.

Appointment of Proxy Holders

The Board asks you to appoint Phillip L. Milliner and Ekumene M. Lysonge as your proxy holders to vote your shares at the 2018 Annual Meeting of Stockholders. You may make this appointment by using one of the voting methods described below or by returning the proxy card if you received a paper copy of the proxy materials.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to you and which, under our bylaws, may be properly presented for action at the Annual Meeting of Stockholders.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 12, 2018, the record date for the Annual Meeting of Stockholders, can vote at the Annual Meeting of Stockholders. As of the close of business on March 12, 2018, we had 16,950,353 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 12, 2018. There is no cumulative voting in the election of directors.

Notice of Internet Availability

This year we are mailing a notice of availability over the Internet (the “Notice of Internet Availability”) of the proxy materials to our stockholders. The Notice of Internet Availability contains instructions on how to access our proxy materials and form of proxy on the Internet, as well as instructions on obtaining a paper copy. This process will allow us to reduce our costs to print and distribute our proxy materials as a full set of paper proxy materials will not be mailed to each stockholder. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. All stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail.

How You Can Vote

You may vote your shares in one of several ways, depending upon how you own your shares.

•	By Internet. Stockholders of record may vote or submit proxies by following the Internet voting instructions on the Notice of Internet Availability or, if they received paper copies in the mail of the proxy materials, as described in the proxy card. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees rather than following the instructions on the Notice of Internet Availability and proxy card. Please check the voting instruction form for Internet voting availability. Please be aware that if you vote over the Internet, you may incur costs such as Internet access charges for which you will be responsible. The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

•

Voting by Telephone. Stockholders of record who received paper copies in the mail of the proxy materials, may vote by following the telephone voting instructions on the proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees rather than following instructions on the proxy card. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, the day before the meeting date.

•	Voting by Mail. If you received a paper copy of the proxy materials by mail, you may vote by dating, signing and returning your proxy card in the enclosed postage-prepaid return envelope. Sign your name exactly as it appears on the proxy. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting of Stockholders and want to vote in person. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees.

Regardless of how you own your shares, if you are a stockholder of record, you may vote by attending the Annual Meeting of Stockholders at Frost Brown Todd LLC, 400 West Market Street, 32nd Floor, Louisville, KY 40202, beginning at 2:00 p.m., Eastern Time on May 8, 2018. The Board recommends that you vote by Internet, telephone or by mail, as it is not practical for most stockholders to attend the Annual Meeting of Stockholders. Even if you plan to attend the Annual Meeting of Stockholders, we recommend that you also submit your proxy or vote online or by telephone so that your vote will be counted if you later decide not to attend the Annual Meeting of Stockholders.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy, but do not select a voting preference, the persons who are authorized on the proxy card and through the Internet and telephone voting facilities to vote your shares will vote:

•	FOR the nominees for Class III directors;

•	FOR the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for fiscal year 2018;

•	FOR the approval of the executive compensation of our named executive officers on a non-binding, advisory vote basis; and

•	FOR holding future non-binding advisory votes on executive compensation on an annual basis.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting of Stockholders;

•	by submitting written notice of revocation to the Secretary prior to the Annual Meeting of Stockholders; or

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting of Stockholders.

Required Vote

Directors are elected by a plurality vote, which means that the two (2) nominees for Class III director receiving the most affirmative votes will be elected. However, if the majority of the votes cast for a director are marked “against” or “withheld” in an uncontested election our bylaws provide that such director will voluntarily tender his or her resignation for the Board’s consideration. If such director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the resulting vacancy in accordance with our bylaws, and taking into account the recommendation of the nominating and corporate governance committee or may decrease the size of the Board. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 12, 2018, must be present to hold the Annual Meeting of Stockholders. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum, but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter and have the same effect as a vote against such matter.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares un-voted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), Proposal 4 (advisory vote on the frequency of the advisory vote on executive compensation) and any other business that is properly proposed at the Annual Meeting of Stockholders, are not considered routine matters, and without your instruction, your broker cannot vote your shares regarding these matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, Proposal 3, Proposal 4 or on any other business that is properly proposed at the Annual Meeting of Stockholders, broker non-votes will not be counted for determining the number of votes cast on Proposal 1, Proposal 3, Proposal 4 or on any other business that is properly proposed at the Annual Meeting of Stockholders.

Solicitation of Proxies

We will pay the cost of making the proxy materials available to our stockholders, as well as printing and mailing proxy materials to those stockholders who request paper copies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Important

Please promptly vote via the Internet or, for those who receive paper copies of the proxy materials, by telephone or by signing, dating and returning the proxy card so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting of Stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

At the Annual Meeting, Stockholders will vote to elect two (2) persons to serve as Class III directors for a term of three years expiring at the 2021 Annual Meeting of Stockholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

Our bylaws provide for a board of directors consisting of not fewer than five (5) nor more than eight (8) members with the authorized number of directors set from time to time by resolution of the Board. The authorized number of directors is currently set at five (5).

The Board is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms and the Board is currently composed as follows:

•	Our Class III directors are Anthony C. Allen and Kenneth T. McBride and their terms will expire at the Annual Meeting.

•	Our Class I directors are Fred E. Durham, III and Alan B. Howe and their terms will expire at the Annual Meeting of Stockholders to be held in 2019.

•	Our Class II director is Mary Ann Arico and her term will expire at the Annual Meeting of Stockholders to be held in 2020.

The Board, upon the recommendation of the nominating and corporate governance committee, selected Anthony C. Allen and Kenneth T. McBride as nominees for election as Class III directors at the Annual Meeting of Stockholders. Accordingly, stockholders will vote to elect two (2) persons to serve as Class III directors to hold office for a term of three (3) years expiring at the 2021 Annual Meeting of Stockholders and thereafter the proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR the two (2) nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting of Stockholders, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy.

The names of the nominees, which have been nominated by the Board upon the recommendation of the nominating and corporate governance committee, and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five (5) years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the nominee should continue to serve on the Board, are set forth below.

Anthony C. Allen has served as a member of the Board since May 2015. Mr. Allen has served as the Chief Financial Officer and Vice President of Sypris Solutions, Inc. (Nasdaq: SYPR) since January 2015, where he had previously been Vice President, Treasurer and Assistant Secretary since December 2004, and held various other financial positions at Sypris and its predecessor since 1986. Sypris Solutions, Inc. is a diversified provider of outsourced services and specialty products based in Louisville, Kentucky. Mr. Allen holds a bachelor’s degree in Business Administration from Eastern Kentucky University and an M.B.A. from Bellarmine University. He is also a certified public accountant in the Commonwealth of Kentucky.

We believe that Mr. Allen’s extensive finance experience at a public company and accounting background and qualifications provides valuable insight for the members of the Board.

Kenneth T. McBride has served as a member of the Board since May 2015. Mr. McBride has served as the Chief Executive Officer of Stamps.com Inc. since August 2001 and has also been Chairman of the board of directors of Stamps.com since January 2012. Stamps.com is a leading provider of Internet-based mailing postage and shipping software solutions to consumers, small businesses, eCommerce users/shippers, and large enterprises, and large volume shippers. Beginning in 1999, Mr. McBride has held various positions at Stamps.com, as President from 2001 until January 2012, as Chief Financial Officer from August 2000 to January 2004, and as Senior Director and Vice President of Finance from 1999 to 2000. Mr. McBride has also been Chairman of the board of directors of Stamps.com since January 2012. From August 2012 through January 2014, Mr. McBride served on the board of directors of LegalZoom.com, Inc., the leading provider of Internet-based legal services for small businesses and consumers, where he also served as the chairman of the audit committee, and as a member of the compensation committee. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an M.B.A. from the Graduate School of Business at Stanford University, and was named the 2014 Ernst & Young Entrepreneur of the Year in Los Angeles.

We believe that Mr. McBride’s experience as the chief executive officer of a public internet commerce company, along with his finance background and audit committee experience, provides valuable insight for the members of the Board.

Vote Required

The two (2) nominees for Class III director receiving the highest number of affirmative votes will be elected as Class III directors. However, if the majority of the votes cast for a director are marked “withheld” and notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for the Board’s consideration. If such director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the resulting vacancy in accordance with our bylaws and taking into account the recommendation of the nominating and corporate governance committee. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

The Board recommends a vote FOR the election of the nominees set forth above as Class III directors of CafePress.

EXECUTIVE OFFICERS AND DIRECTORS

The following table shows information about our executive officers and directors as of March 12, 2018, and information regarding the Board’s existing committee membership:

Name	Age	Position
Fred E. Durham, III	47	Chief Executive Officer, Co-Founder and Chairman
Phillip L. Milliner	42	Chief Financial Officer
Ekumene M. Lysonge	41	VP, General Counsel & Secretary
Anthony C. Allen (1)(4)	59	Director
Mary Ann Arico (1)(2)(3)(4)(5)	62	Director
Kenneth T. McBride (1)(4)	50	Director
Alan B. Howe (2)(3)	57	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee
(4)	Determined by the Board to be an “audit committee financial expert” as defined by SEC rules
(5)	Lead independent director

The following presents biographical information for each of our executive officers and continuing directors listed above in the table, other than the nominees whose information is on page 8. With respect to our continuing directors, the biographical information includes the director’s business experience, director positions held currently or at any time during the last five (5) years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to recommend that the director should serve on the Board. There are no family relationships among any of our directors, nominees for director or executive officers.

Fred E. Durham, III is our Chairman and Chief Executive Officer, a Co-Founder and a Director, and from April 2011 through December 2011, was our Chief Product Officer. Mr. Durham has served as a member of the Board since August 1999 and was appointed Chairman in April 2015. He has also served as our Chief Executive Officer since August 3, 2014, a position he previously held from August 1999 to April 2011. Mr. Durham served as our Strategic Research Director from January 2012 through March 2013. Mr. Durham received a B.A. in political science from Northwestern University.

Mr. Durham’s extensive experience in the e-commerce industry and perspective as our Chief Executive Officer and co-founder provide valuable insight for the members of the Board.

Phillip L. Milliner has served as the Chief Financial Officer of CafePress since August 2016. Prior to joining CafePress, Mr. Milliner served as Vice President, Finance at Churchill Downs Incorporated (“CDI”) from December 2010 through August 2016, and as Controller at CDI from December 2004 to December 2010. Prior to that, Mr. Milliner held financial leadership and advisory roles at Ventas, Inc., a real estate investment trust, from February 2004 through December 2004 and PricewaterhouseCoopers from January 1997 through February 2004. Mr. Milliner earned a B.A. in Accounting from Bellarmine College.

Ekumene M. Lysonge has served as the Vice President, General Counsel & Secretary of CafePress since November 2015. Prior to joining CafePress, Mr. Lysonge served as Vice President, Legal Affairs and Assistant Secretary for CDI, a premier racing, gaming and entertainment company from January 2010 to November 2015. Prior to joining CDI, he served as Vice President & Counsel for the Pedcor Companies (“Pedcor”), a developer of market rate and affordable housing communities in the midwestern United States from April 2006 to December 2009. Mr. Lysonge joined Pedcor after serving as a staff attorney with the Simon Property Group (“SPG”), a S&P 100 company and real estate investment trust, from October 2004 to April 2006. He also practiced law as an associate with the law firm of Baker & Daniels. Mr. Lysonge graduated with a B.A., in Political Science, from Fisk University and received his J.D. from Vanderbilt University Law School.

Mary Ann Arico has served as a member of the Board since July 2016. Ms. Arico, formed an investor relations and strategic positioning consulting firm Arico Advisory, LLC, in early 2016. Prior to Arico Advisory, LLC, she served as the chief investor relations officer at HealthSouth from August 2008 until September 2015. Prior to joining HealthSouth, she served as director of investor relations at Mirant Corp. (NYSE: MIR), an Atlanta-based energy company. A graduate of Pepperdine University with a bachelor’s degree in business management, Ms. Arico previously served as director of investor relations at Duke Energy from 2002 to 2006 and Eastman Chemical Co. from 1998 until 2002. Prior to her investor relations position at Eastman Chemical, she held a variety of operations and staff positions beginning in 1983.

We believe that Ms. Arico’s extensive experience in investor relations along with her finance background, provides valuable insight for members of the Board.

Alan B. Howe has served as a member of the Board since February 2018. Mr. Howe has served as the Co-founder and Managing Partner of Broadband Initiatives LLC, a boutique corporate advisory and consulting firm, since 2001. He served as Vice President of Strategic and Wireless Business Development for Covad Communications, Inc., a national broadband telecommunications company from May 2005 to October 2008. He served as CFO and Vice President of Corporate Development for Teletrac, Inc. from April 1995 to April 2001. Previously, he held various executive management positions for Sprint PCS, and Manufacturers Hanover Trust Company. He is currently a board member since 2013 and Chairman of the Board of Data I/O Corporation (Nasdaq: DAIO), a board member since 2009 and Vice Chairman of Determine, Inc. (Nasdaq: DTRM), a board member since 2017 of MagicJack Vocaltec (Nasdaq: CALL), a board member since 2017 of Widepoint Corporation (AMEX: WYY) and has served on a number of private and public boards including in the past five years including former reporting companies Urban Communications (TSX.V) and Qualstar. He has a Master of Business Administration in Finance from Indiana University and a Bachelor of Science – Business Administration and Marketing from University of Illinois.

We believe that Mr. Howe’s extensive business development, financial, CEO, CFO, and board level experience provides the members of the Board with valuable insight.

CORPORATE GOVERNANCE

Board Composition

The Board is currently composed of five (5) members. Prior to March 8, 2018, our Board consisted of seven (7) directors. Following the resignations of Roger D. Shannon and Laurie C. Furber from the Board on March 8, 2018, our Board acted to reduce the size of our Board to five (5) members effective March 8, 2018. During 2017, the Board and its committees met throughout the year on a set schedule, held special meetings, and acted by unanimous written consent from time to time as appropriate. The Board held 8 meetings during 2017. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in 2017. Our non-management directors meet in regularly scheduled sessions without the presence of management in executive sessions. The lead independent director of the Board presides over each such executive session. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders, however, we encourage our directors to attend.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the nominating and corporate governance committee, the Board has determined that Anthony C. Allen, Mary Ann Arico, Alan B. Howe, Kenneth T. McBride, and Roger D. Shannon, were and, for our continuing directors are “independent directors” as defined under Nasdaq rules, that Laurie C. Furber was not independent due to a prior contractual relationship with the Company and that Fred E. Durham III is not independent due to his current position as Chief Executive Officer of the Company. Additionally, the Board previously determined that Nick Swinmurn, who served on our Board from July 2015 until his retirement from the Board on June 30, 2017, and Patrick J. Connolly who served on our Board from October 2007 until his retirement from the Board on February 12, 2018 were also “independent directors”. During 2017 and currently, the majority of our directors were and are independent.

Board Leadership Structure

The Board determined as part of our corporate governance principles that one of our independent directors should serve as a lead independent director at any time when the title of chairman is held by an employee director or there is no current chairman. The Board has determined that Mary Ann Arico qualifies as an independent director under Nasdaq rules and the Board has appointed Ms. Arico as our lead independent director. Ms. Arico presides over periodic meetings of our independent directors and oversees the function of the Board and committees, among other responsibilities when the chairman, Fred E. Durham III, an employee director, is unable to participate or is not present in such meetings.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of the audit committee, compensation committee and nominating and corporate governance committees meets the criteria for independence under, and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, the current rules of Nasdaq and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. The Board has approved a charter for each of these committees, which can be found on our website at investor.cafepress.com. Each committee currently has the composition and responsibilities described below.

Audit committee

Members:         Anthony C. Allen, Chairperson

     Mary Ann Arico

     Kenneth T. McBride

Number of Meetings in 2017: 4

Functions:

The audit committee assists the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, as well as overseeing cybersecurity initiatives and is also directly responsible for approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters. Our former director Roger D. Shannon was a member of our audit committee, and qualified as a financial expert, until his retirement in March 2018.

The Board has determined that each member of the audit committee qualifies as an independent member, as defined by Nasdaq rules, and qualifies as a financial expert, as defined by the rules promulgated by the SEC.

Compensation committee

Members:        Mary Ann Arico, Chairperson

    Alan B. Howe

Number of Meetings in 2017: 3

Functions:

The compensation committee assists the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether the compensation structure establishes appropriate incentives for officers and employees. The compensation committee reviews and makes recommendations to the Board with respect to our major compensation plans, policies and programs. In addition, the compensation committee approves the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers and administers our stock option plans. Our former director Patrick J. Connolly was a member of the compensation committee until his retirement from the Board on February 12, 2018. Mr. Howe joined the compensation committee upon his appointment to the Board on February 9, 2018 and Roger D. Shannon was a member of the compensation committee from July 25, 2017 until his retirement in March 2018.

The Board has determined that each member of the compensation committee qualifies as an independent member, as defined by Nasdaq rules, a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, or the Internal Revenue Code.

Nominating and corporate governance committee

Members:         Alan B. Howe, Chairperson

     Mary Ann Arico

Number of Meetings in 2017: 3

Functions:

The nominating and corporate governance committee is responsible for making recommendations to the Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board concerning corporate governance matters. Our former directors Nick Swinmurn, Patrick J. Connolly and Laurie C. Furber were members of the nominating and corporate governance committee until their retirement from the Board on June 30, 2017, February 12, 2018, and March 9, 2018, respectively. Ms. Arico joined the nominating and corporate governance committee and was named chairperson until February 12, 2018. Ms. Furber and Mr. Howe joined the nominating and corporate governance committee upon their appointment to the Board, on September 21, 2017 and February 12, 2018, respectively.

The Board has determined that Mary Ann Arico and Alan B. Howe qualify as independent members, as defined by Nasdaq rules. Although Laurie Furber did not qualify as an independent director, as defined by Nasdaq, she was appointed to the nominating and corporate governance committee to serve for no more than two (2) years in accordance with Rule 5605(e)(3) of the Nasdaq rules. Pursuant to Rule 5605(e)(3), Ms. Furber was able to serve on the nominating and corporate governance committee because:

•	the nominating and corporate governance committee was comprised of two (2) independent directors in addition to Ms. Furber;

•	Ms. Furber was neither a current executive officer or employee of the Company, nor a family member of any current executive officer of the Company; and

•	the Board determined that Ms. Furber’s membership on the nominating and corporate governance committee, in this limited circumstance, was warranted and in the best interests of the Company and its stockholders.

Subject to the election of the director nominees, as discussed herein under “Election of Directors,” the members of the committees following the Annual Meeting of Stockholders are not expected to change.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board, as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, and the audit committee focuses on risk exposure associated with our financial statements, internal accounting and financial controls, and cybersecurity and the steps our management has taken to monitor and control these exposures. The audit committee also has the responsibility to issue guidelines and policies to govern the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and oversee the performance of our internal audit function. The nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The compensation committee assesses and monitors whether any of the compensation policies and programs have the potential to encourage excessive risk-taking.

Director Nominations

The Board nominates directors for election at each Annual Meeting of Stockholders and appoints new directors to fill vacancies when they arise. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or appointment.

Director Criteria. The nominating and corporate governance committee has a policy regarding consideration of director candidates recommended by stockholders. The nominating and corporate governance committee reviews suggestions for director candidates recommended by stockholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience, business acumen, and his or her willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the Nasdaq. The nominating and corporate governance committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees first by reviewing the current directors whose term expires at the annual meeting of stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the nominating and corporate governance committee will consider various candidates for Board membership, including those suggested by members of the nominating and corporate governance committee, by other members of the Board, by any executive search firm engaged by the nominating and corporate governance committee and by stockholders.

Stockholder Nominees. In addition, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to CafePress’ Secretary and otherwise comply with the provisions of our bylaws. To be timely, our bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to stockholders in connection with previous year’s annual meeting. However, if we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of 90 days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. We received no director nominees from our stockholders in accordance with the procedures set forth in our bylaws.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our bylaws and must be addressed to 11909 Shelbyville Road, Louisville, Louisville, Kentucky 40243, Attn: Secretary. You can obtain a copy of our bylaws by writing to the Secretary at this address.

Communications with the Board

The Board recommends that stockholders initiate communications with the Board, or any committee of the Board in writing to the attention of our Secretary to 11909 Shelbyville Road, Louisville, KY 40243. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Secretary to review such correspondence and, at his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

Corporate Governance Principles and Practices

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of the Nasdaq Stock Market.

The Board adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	giving and accepting gifts;

•	compensation or reimbursement to customers;

•	protection and proper use of company assets; and

•	payments to government personnel and political contributions.

The Board also has adopted a code of ethics for senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and other key management employees addressing ethical issues. The code of business conduct and the code of ethics each are posted on our website under Corporate Governance. The code of business conduct and the code of ethics can only be amended by the approval of a majority of the Board. Any waiver of the code of business conduct for an executive officer or director or any waiver of the code of ethics may only be granted by the Board or the nominating and corporate governance committee and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

COMPENSATION OF DIRECTORS

Retainers. Our non-employee directors receive an annual retainer of $30,000, prorated for partial service in any year and paid in cash or restricted stock units at the election of the Board. Members of the audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, receive an additional annual retainer of $10,000, $5,750 and $2,500, respectively. The chairpersons of the audit committee, compensation committee and nominating and corporate governance committee each receive an additional annual retainer of $22,000, $10,000 and $7,500, respectively and the individual acting as Lead Director receives an additional $10,000 annually. For 2018, we anticipate that retainers paid to our non-employee directors will be in the form of restricted stock units granted under our Amended and Restated 2012 Stock Incentive Plan, or the 2012 Stock Plan, or in cash, at the direction of each director. Stock units granted in lieu of cash retainers give each non-employee director the right to acquire a number of shares of our common stock equal to the prorated amount of the director’s aggregate retainer divided by the fair market value of one share of our common stock, as determined under the 2012 Stock Plan. Cash retainers, if elected, would be paid in arrears at the end of each quarter for service during the previous quarter.

Stock Compensation. Nondiscretionary, automatic grants of nonstatutory stock options are made to outside directors. Any outside director who first joins the Board is automatically granted an initial nonstatutory option to purchase a number of shares of our common stock equal to the quotient of $140,000 divided by the fair value of one share of our common stock as of the date of grant, as determined by the compensation committee, based upon the valuation method we use for our financial reporting. The initial option vests and becomes exercisable over four years such that 1/4th of the shares subject to the option vest and become exercisable on the first anniversary of the date of grant and the remaining 3/4th vest and become exercisable over a three-year period in equal monthly installments. The initial option becomes fully vested if the director is not re-elected after standing for re-election at the end of his or her term. On the first business day after each of our regularly scheduled annual meeting of stockholders, each continuing outside director is automatically granted restricted stock units equal to the quotient of $70,000 divided by the fair market value of one share of our common stock as of the date of grant, provided that the outside director has served on the Board for at least six (6) months. Each grant vests on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of stockholders following the date of grant if the meeting occurs prior to the first anniversary date.

2017 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2017. The table excludes Mr. Durham, who did not receive any additional compensation from us for his role as a director because he is our Chief Executive Officer.

Name	Fees Earned or Paid in Cash ($)	Stock Awards	Total ($)
		($) (1)(2)(3)
Anthony C. Allen	$44,667	$69,999	$114,666
Mary Ann Arico	35,292	69,999	105,291
Patrick J. Connolly	—	118,748	118,748
Kenneth T. McBride	34,167	69,999	104,166
Roger D. Shannon	42,396	69,999	112,395
Nick Swinmurn (4)	16,250	69,999	86,249
Laurie C. Furber (5)	10,833	139,919	150,753

(1)	Amounts listed in this column represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standard Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in “Item 8 Financial Statement and Supplementary Data Note 1 - Basis of Presentation and Summary of Significant Accounting Policies – Stock Based Compensation” included in our Annual Report on Form 10-K for fiscal year ended December 31, 2017. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.
(2)	The following table lists all outstanding restricted stock awards held by non-employee directors as of the end of fiscal year 2017 and for Mr. Swinmurn, his outstanding restricted stock awards held as of his retirement date:

Name	Stock Awards
Anthony C. Allen	21,943
Mary Ann Arico	14,078
Patrick J. Connolly	90,739
Kenneth T. McBride	21,943
Roger D. Shannon	0
Laurie C. Furber	0
Nick Swinmurn	21,943

(3)	The following table lists all outstanding option awards held by non-employee directors as of the end of fiscal year 2017:

Name	Option Awards
Anthony C. Allen	47,426
Mary Ann Arico	28,504
Patrick J. Connolly	12,543
Kenneth T. McBride	47,426
Roger D. Shannon	24,875
Nick Swinmurn	0
Laurie C. Furber	0

(4)	Nick Swinmurn retired from the Board on June 30, 2017. The amounts listed above reflect amounts paid or accrued by us for partial service in 2017.
(5)	Laurie Furber joined the Board on September 21, 2017. The amounts listed above reflect amounts paid on or accrued by us for partial service in 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 12, 2018, as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our named executive officers listed in the 2017 Summary Compensation Table on page 20 (iii) each of our directors and (iv) all our current directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o CafePress Inc., 11909 Shelbyville Road, Louisville, Kentucky 40243. The percentage of common stock beneficially owned is based on 16,950,353 shares outstanding as of March 12, 2018.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percentage Beneficially Owned(1)(2)
5% Stockholders:
Entities affiliated with Neil S. Subin(3)	3,371,420	19.8%
Entities affiliated with Standard General LP(4)	2,500,000	14.7%
Maheesh Jain/Jain Family Trust(5)	2,049,975	12.0%

Directors and Named Executive Officers:
Fred E. Durham, III(6)	3,087,757	18.2%
Phillip L. Milliner(7)	65,083	*
Ekumene M. Lysonge(8)	90,975	*
Robert D. Barton(9)	79,582	*
Anthony C. Allen(10)	101,607	*
Mary Ann Arico(11)	75,407	*
Kenneth T. McBride(12)	101,608	*
Alan B. Howe(13)	0	*

All current directors and executive officers as a group (8 persons) (14)	3,522,437	20.7%

*	Amount represents less than 1% of our common stock.
(1)	We have determined beneficial ownership in accordance with the SEC rules. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.
(2)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, shares which such person or group has the right to acquire within 60 days of March 12, 2018 are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)	Based solely on a report on Schedule 13G filed on January 23, 2018 naming Neil S. Subin President and Manager of MILFAM LLC, which serves as manager, general partner, or investment advisor of entities formerly managed or advised by the late Lloyd I. Miller, III. Mr. Subin has sole voting and dispositive power over 3,361,020 shares and shared voting and dispositive power over 10,400 shares. The principal address for Mr. Subin is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405.
(4)	Based solely on a report on Scheduled 13D filed on September 29, 2017 Standard General has shared voting and dispositive power over 2,500,000 shares. The principal address for Standard General is 767 Fifth Avenue, 12th Floor, New York, NY 10153.
(5)	Shares beneficially owned by (i) Jain Family Trust, (ii) Hayuta Jain, and (iii) Maheesh Jain. The Jain Family Trust has sole voting and dispositive power with respect to 1,900,834 shares, and Maheesh Jain has sole voting and dispositive power with respect to 149,141 shares.
(6)	Includes 48,448 shares subject to options exercisable and shares issuable under stock awards within 60 days of March 12, 2018
(7)	Includes 8,062 shares subject to options exercisable and shares issuable under stock awards within 60 days of March 12, 2018.
(8)	Includes 9,813 shares subject to options exercisable and shares issuable under stock awards within 60 days of March 12, 2018
(9)	Includes 9,500 shares with accelerated vesting within 60 days of March 12, 2018 per a severance agreement between Mr. Barton and the Company.
(10)	Includes 29,179 shares issuable under stock awards and options within 60 days of March 12, 2018.

(11)	Includes 29,473 shares issuable under stock awards and options within 60 days of March 12, 2018.
(12)	Includes 29,179 shares issuable under stock awards and options within 60 days of March 12, 2018.
(13)	Includes 0 shares issuable under stock awards and options within 60 days of March 12, 2018.
(14)	Includes 9,500 shares with accelerated vesting within 60 days of March 12, 2018 per a severance agreement between Mr. Barton and the Company and excludes Mr. Barton who is not a current executive officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2017 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

Our Related Person Transactions Policy provides for approval by the audit committee of the Board of transactions with our company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest. In approving or rejecting any such proposal, the audit committee will consider all relevant facts and circumstances reasonably available to them.

EXECUTIVE COMPENSATION

Compensation Decisions and the Role of the Compensation Committee

The compensation committee of the Board is currently comprised of two independent, non-employee directors, Mary Ann Arico and Alan B. Howe. The compensation committee is responsible for the executive compensation programs for our executive officers and reports to the Board on its discussions, decisions and other actions. Typically, our Chief Financial Officer and Vice President of Talent make recommendations to the compensation committee, attend committee meetings and are involved in the determination of compensation for our executive officers; provided, however, that neither our Chief Financial Officer nor Vice President of Talent makes recommendations as to their own compensation. Our Chief Financial Officer and Vice President of Talent make recommendations to the compensation committee regarding short- and long-term compensation for our executive officers based on our results, an individual executive officer’s contribution toward these results and performance toward goal achievement. The compensation committee then reviews the recommendations and other data and approves each executive officer’s total compensation, as well as each individual compensation component. The compensation committee’s decisions are based on its assessment of the performance of our Company and each individual executive officer, as well as other factors, such as prevailing industry trends.

In making decisions on salaries, bonuses and equity in 2017, management and the compensation committee retained the services of Radford Surveys + Consulting, or Radford, to provide the following services:

•	assess and provide recommendations with respect to the list of peer companies against which we benchmark our executive compensation;

•	brief the compensation committee on current compensation market trends; and

•	assist the compensation committee in developing a competitive executive compensation program to reinforce our long-term strategic goals.

Narrative to 2017 Summary Compensation Table

The primary components of compensation for (1) our principal executive officer, Fred E. Durham III, and (2) our three most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers at the end of the last completed fiscal year, who are Phillip L. Milliner, Robert D. Barton and Ekumene M. Lysonge. all of whom we collectively refer to in this Proxy Statement as the named executive officers, were base salary, cash incentive compensation, equity-based compensation and severance. Robert D. Barton resigned from his position as Chief Operating Officer on March 9, 2018. We do not have a policy on the division of compensation between the primary components.

Base Salary

With regards to base salary, each named executive officer entered into an at-will employment agreement or offer letter with us at the time of his hire that provides for his initial base salary, and the Board reviews the base salaries annually. All compensation terms in the offer letters other than standard employee benefits have since been superseded.

Cash Incentive Compensation

With regards to cash incentive compensation, each member of our senior management team was eligible to receive cash awards under our 2017 cash bonus plan upon achievement of certain financial goals. For 2017, the financial goals for our named executive officers were entirely based on achievement of corporate targets (specifically, Adjusted EBITDA). Payouts under the 2017 Bonus Plan will be earned by achievement of payout targets, with 50% payable upon the achievement of certain minimum target levels, and 200% payable upon the achievement of certain maximum target levels. The bonus payout percentage was set at 75%, 50%, 50% and 40% of base salary for Mr. Durham, Mr. Milliner, Mr. Barton, and Mr. Lysonge, respectively. For each of Mr. Durham, Mr. Milliner, Mr. Barton and Mr. Lysonge, the target business metrics used are based on the Company’s Adjusted EBITDA performance:

Named Executive Officer	Target Payout (% of base salary)
Fred E. Durham, III	75%
Phillip L. Milliner	50%
Robert D. Barton	50%
Ekumene M. Lysonge	40%

For the year ended December 31, 2017, as to our financial targets, we did not achieve our minimum Adjusted EBITDA target, and thus, each of Messrs. Durham, Milliner, Barton and Lysonge did not receive a cash bonus payout.

Additionally, in February 2018, the compensation committee approved a 2018 cash bonus plan, whereby our executive officers and certain other non-executive officers, may be eligible to receive a cash bonus. Payouts under this plan for named executive officers will be expressed as a percentage of their base salary in the event the Company achieves certain Adjusted EBITDA goals. The 2018 cash bonus plan is filed as an exhibit to our Current Report on Form 8-K filed on March 5, 2018.

Long-Term Incentives (Equity Based Compensation)

The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired of management by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements and providing continued service to the Company over time. The long-term incentive compensation program is formally called the Executive Equity Incentive Program (“EEIP”). The purpose of the EEIP is to provide the participants with a long-term incentive program, which is market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the compensation committee) may be members of our senior executive team and such other executives and key contributors as the compensation committee may designate from time to time. No individual has an automatic right to participate in the EEIP.

In fiscal year 2017, our EEIP included grants of time-based restricted stock units (“RSUs”), nonstatutory stock options (“NSOs”) and performance-based restricted stock units (“PSUs”). Our named executive officers were granted RSUs and NSOs subject to time-based vesting over a four-year period from January 1, 2017 through December 31, 2020, and PSUs based upon the Company achieving certain key performance metrics over a 36-month period from January 1, 2017 through December 31, 2019. Each NSO was assigned an exercise price equal to the Company’s closing stock price on the grant date. The maximum number of PSUs that may be earned during the performance period is 100%. At the end of the performance period, the compensation committee will review performance achieved on each performance measure that was established at the beginning of the performance period. The goals are intended to be challenging, but achievable with strong management performance. The earn-out for each performance metric is determined by a curve. Achievement between points is interpolated. The holder must generally remain in our service through the end of the performance period to vest, subject to exceptions discussed below under “Employment Agreements and Change in Control Arrangements.”

The compensation committee approved awards (with, as to the PSUs, a 2017-2019 performance period) for Mr. Durham, Mr. Milliner, Mr. Barton, and Mr. Lysonge on March 10, 2017, as follows:

Executive Name	RSUs (#)(1)	NSOs (#)(2)	PSUs (#)(3)	Total
Fred E. Durham, III	120,000	224,000	65,407	409,407
Phillip L. Milliner	44,000	82,000	36,337	162,337
Robert D. Barton	38,000	66,000	32,703	136,703
Ekumene M. Lysonge	34,000	62,000	27,907	123,907

(1)	The vesting for the RSUs is as follows: quarterly vesting over 4-years beginning March 31, 2017.
(2)	The vesting for the NSOs is as follows: monthly vesting over 4-years beginning March 31, 2017.
(3)	The performance conditions for the PSUs are tied to the Company’s achievement of certain metrics involving Adjusted EBITDA (50%) and Free Cash Flow (50%).

With respect to the RSU and non-performance based NSO awards, vesting shall occur quarterly and monthly, respectively over four years, and subject to the executive’s continued employment through the applicable vesting date. The Company intends to settle the vested RSUs in shares of Company common stock. The NSOs have an exercise price equal to 100% of fair market value on the grant date.

For additional information regarding equity awards held by the named executive officers, please see the table entitled “2017 Outstanding Equity Awards at Fiscal Year-End.”

Finally, the named executive officers also have change in control and severance agreements as described below under “Employment Agreements and Change in Control Arrangements.”

2017 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the fiscal years ended December 31, 2017 and, if applicable, 2016, for our named executive officers:

Name & Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Fred E. Durham, III	2017	$300,000	$—	$580,324	$308,000	$—	$810	$1,189,134
Chief Executive Officer	2016	$300,000	$—	$269,280	$587,356	$33,750	$810	$1,191,196

Phillip L. Milliner	2017	$250,000	$—	$251,455	$112,750	$—	$10,478	$624,683
Chief Financial Officer	2016	$81,731	$44,000	$67,760	$87,030	$4,459	$1,726	$286,705

Robert Barton	2017	$225,000	$—	$221,300	$90,750	$—	$9,591	$546,642
Chief Operating Officer	2016	$110,769	$—	$—	$141,670	$19,406	$4,477	$417,992

Ekumene M. Lysonge	2017	$240,000	$—	$193,769	$85,250	$—	$10,063	$529,082
Vice President, General Counsel & Secretary	2016	$240,000	$—	$41,140	$73,420	$34,500	$9,656	$398,715

(1)	In accordance with the SEC executive compensation disclosure rules, the amounts shown for stock awards and option awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), rather than amounts paid to or realized by the individuals, but disregarding the estimate of forfeitures related to service-based vesting conditions, in connection with (i) service-based restricted stock granted to Mr. Durham, Mr. Milliner, Mr. Barton, and Mr. Lysonge in March 2017, and (ii) service-based RSUs and PSUs granted pursuant to the EEIP for Mr. Durham, Mr. Milliner, Mr. Barton, and Mr. Lysonge. Our assumptions with respect to the calculation of these values are set forth in “Item 8 Financial Statement and Supplementary Data Note 1 - Basis of Presentation and Summary of Significant Accounting Policies – Stock Based Compensation” incurred in our Annual Report on Form 10-K for fiscal year ended December 31, 2017.
(2)	Registrant contributions or other allocations to vested and unvested defined contribution plans and payment of life insurance premiums.

2017 Outstanding Equity Awards at Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)(3)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)		Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)		Market Value of Shares or Units of Stocks That Have Not Vested (#$)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#))6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Fred E. Durham, III	78,892	19,723			5.58	8/4/2019	163,500	(7)	301,723	65,407	120,702
	206,201	41,241			5.07	8/4/2021
	156,937	86,063			4.30	5/15/2022
	42,000	182,000			3.13	3/10/2027
			37,352	(4)	3.74	12/31/2025
			112,000	(4)	3.74	12/31/2025
			56,000	(4)	3.74	12/31/2025

Phillip L. Milliner	15,166	30,334			3.08	8/29/2026	53,513	(8)	98,752	36,337	67,056
	15,375	66,625			3.13	3/10/2027
			9,204	(4)	3.08	12/31/2025
			27,600	(4)	3.08	12/31/2025
			13,800	(4)	3.08	12/31/2025

Robert D. Barton	39,583	60,417			3.27	5/16/2026	28,500	(9)	52,594	36,337	67,056
	12,375	53,625			3.13	3/10/2027
			13,340	(4)	3.27	12/31/2025
			40,000	(4)	3.27	12/31/2025
			20,000	(4)	3.27	12/31/2025

Ekumene M. Lysonge	44,270	40,730			4.66	11/11/2022	43,500	(10)	80,276	27,907	51,500
	11,625	50,375			3.13	3/10/2027
			4,668	(4)	3.74	12/31/2025
			14,000	(4)	3.74	12/31/2025
			7,000	(4)	3.74	12/31/2025

(1)	Except as otherwise noted, all non-statutory stock option awards listed in the table vest over four years, with 1/4th of the shares subject to the option vesting on the first anniversary of the date of grant and the remaining vesting in equal monthly installments thereafter over the subsequent three years.
(2)	Except as otherwise noted, all awards are RSUs vesting over four years, with 25% vesting each year on a quarterly basis.
(3)	Except as otherwise noted, the grant date for all non-statutory stock option awards is ten years prior to the option expiration date.
(4)	Represents unearned and unvested performance stock options that may vest based on the achievement of certain Company performance metrics from 2016-2018 to be evaluated at the end of 2018.
(5)	Market value calculated using the closing price of our common stock as of December 31, 2017 of $1.85.
(6)	Represents unearned and unvested PSUs that may vest based on the achievement of certain Company performance metrics from 2017-2019 to be evaluated at the end of 2019.
(7)	These awards were granted on April 30, 2015, April 22, 2016, and March 10, 2017.
(8)	These awards were granted on August 29, 2016 and March 10, 2017.
(9)	This award was granted on March 10, 2017.
(10)	These awards were granted on November 11, 2015, April 22, 2016, and March 10, 2017.

Employment	Agreements and Change in Control Arrangements

Each of our named executive officers entered into our Form of Amended and Restated Change of Control Agreement for Senior Management, or the 2014 CIC Agreement, which provides that if the executive officer’s employment is terminated by us without cause or the executive officer is constructively terminated on or following a change in control and he signs and does not revoke a release of claims with us, then he is entitled to: a lump sum payment equal to 12 months of his annual base salary in effect on his termination date and:

•	as to outstanding options granted prior to the later of March 21, 2014 or for Mr. Durham, his 2014 hire date of August 3, 2014, accelerated vesting as to the greater of (a) the number of shares that would accelerate as provided in any existing option agreement(s) or (b) 50% of the unvested shares as of the termination date; and

•	as to options and stock units granted on or after the later of March 21, 2014 or Mr. Durham, his 2014 hire date of August 3, 2014, accelerated vesting as to 50% of the unvested shares as of the termination date.

For purposes of the 2014 CIC Agreement, the following definitions apply:

•	The term “cause” is defined as (a) conviction of any felony or any misdemeanor where imprisonment is imposed, (b) the commission of any act of fraud, embezzlement or dishonesty with respect to the Company, (c) any unauthorized use or disclosure of confidential information or trade secrets, (d) willful misconduct or gross negligence in the commission of duties or (e) repeated, unexcused absences.

•	The term “change in control” is defined as (a) a merger, consolidation or other corporate reorganization of CafePress if the persons who were not stockholders prior to the reorganization own 50% or more of the voting power of the company or a parent corporation after the reorganization, (b) a liquidation or sale of all or substantially all of CafePress’ assets and (c) the acquisition by any individual or entity of enough CafePress shares to deem such individual or entity a beneficial owner of 50% or more of the voting power CafePress. The term “change in control”, however, does not include a change in the state of CafePress’ incorporation, the formation of a holding company that is owned in substantially the same proportions by the persons who held CafePress’ shares immediately before the transaction or an initial or secondary public offering of our stock or debt.

•	The term “constructive termination” is defined as voluntary resignation within 60 days of a (a) material change in position which materially reduces duties, but not a mere change in title or reporting responsibilities, (b) material reduction in base salary except where such change applies to all similarly situated officers or employees across the successor corporation or (c) change in place of employment more than 50 miles from the individual’s current place of employment, provided that in each case the change was effected without the written concurrence of the officer and the change is not remedied within 30 days after written notice from the officer. The term “constructive termination” does not include a mere change in title, change in the person to whom the officer reports or the occurrence of a mere change in control or change in corporate status.

Additionally, under the terms of the 2014 CIC Agreement, in the event of a change in control of CafePress where the acquirer does not assume or otherwise cash out the unvested options and/or stock units held by such executive(s), 50% of the then unvested shares covered by such awards will accelerate immediately prior to the closing of the change in control. The named executive officers will not be eligible for both the acceleration of vesting described in this paragraph and the acceleration of vesting described above; they will only be eligible for the terms that provide for a greater number of shares to vest. The Form of Amended and Restated Change in Control Agreement for Senior Management is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2013.

With respect to RSUs granted under the EEIP, in the event the executive officer terminates by reason of Death or Total and Permanent Disability (as defined in the EEIP), vesting accelerates through December 31st of the year of termination. In the event that either the acquirer refuses to assume and continue the RSUs after the change in control or the executive officer’s employment is involuntarily terminated by us without cause or is constructively terminated by the executive within 12 months following a change in control, the RSUs will accelerate and will vest in full. With respect to performance-based stock options, or PSOs granted under the EEIP, vesting accelerates ratably based on the proportion of the performance period completed by the executive officer in the event the executive officer terminates by reason of death or Total and Permanent Disability, but only to the extent that the performance metrics are ultimately determined to have been achieved. Furthermore, with respect to PSOs, the awards convert into RSUs (on a 2 PSO:1 RSU ratio) immediately prior to a change in control and then vesting 100% accelerates in the event that either the acquirer refuses to assume and continue the converted RSUs after the change in control or the executive officer’s employment is involuntarily terminated by us without cause or is constructively terminated by the executive within 12 months following such change in control. For purposes of the EEIP, the term Total and Permanent Disability is defined to mean any permanent and total disability as defined by

Section 22(e)(3) of the Internal Revenue Code of 1986, as amended. All other definitions for the EEIP are consistent with the definitions provided above.

Robert D. Barton resigned from his position as Chief Operating Officer on March 9, 2018. Under the terms of Mr. Barton’s separation agreement, he received (i) a lump-sum payment of $51,923 equal to three months of his then-current base salary; (ii) a lump sum payment of $112,500 related to his retention award payment for calendar year 2019; (iii) accelerated vesting of 9,500 shares of restricted stock units previously awarded by the Company to Mr. Barton; and (iv) cash in lieu of COBRA payments equal to one month of total premiums attributable to medical, dental and vision benefits if he executed and did not revoke a release in a form reasonable satisfactory to the Company.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by CafePress under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving CafePress’ accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by CafePress’ independent accountants and reviewing their reports regarding CafePress’ accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. CafePress’ management is responsible for preparing CafePress’ financial statements and the independent registered public accountants are responsible for auditing those financial statements. The audit committee is responsible for overseeing the conduct of these activities by CafePress’ management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and the independent registered public accountants. Management represented to the audit committee that CafePress’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The audit committee has discussed with the independent registered public accountants, matters required to be discussed by the statement on Auditing Standards No. 1301 (Communications with Audit Committees). In addition, the independent registered public accountants provided to the audit committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the audit committee and the independent registered public accountants have discussed such accountants’ independence from CafePress and its management, including the matters in those written disclosures. Additionally, the audit committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence. The audit committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent registered public accountants are compatible with maintaining such accountant independence.

The audit committee has discussed with CafePress’ internal and independent registered public accountants, with and without management present, their evaluations of CafePress’ internal accounting controls and the overall quality of CafePress’ financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the audit committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in CafePress’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Respectfully submitted on March 26, 2018, by the members of the audit committee of the Board:

Mr. Anthony C. Allen, Chairman
Mr. Kenneth T. McBride
Ms. Mary Ann Arico

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTANTS

The audit committee, which is composed entirely of non-employee independent directors, has selected BDO USA, LLP as independent accountants to audit our books, records and accounts and our subsidiaries for the fiscal year ending December 31, 2018. The Board has endorsed this appointment. Ratification of the selection of BDO USA, LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting of Stockholders. If the stockholders do not ratify the selection, the Board and the audit committee will reconsider whether to retain BDO USA, LLP, but may nonetheless retain BDO USA, LLP. Even if the selection is ratified, the audit committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of CafePress and its stockholders. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

BDO USA, LLP’s reports on the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by BDO USA, LLP for the years ended December 31, 2017 and 2016, were as follows:

Auditor	Year	Audit Fees(1)	Audit-Related Fees	Tax Fees	All Other Fees	Total Fees
BDO USA, LLP	2017	$405,000	$—	$—	$—	$405,000
	2016	$431,000	$—	$—	$—	$431,000

(1)	Audit Fees. The aggregate fees billed by BDO USA, LLP for the years ended December 31, 2017 and 2016, were for professional services rendered for the audits of our consolidated financial statements, statutory audits, review of our interim consolidated financial statements and services provided in connection with statutory and regulatory filings and matters related to our initial public offering and mergers and acquisitions.

Audit Committee Pre-Approval Policies and Procedures

The audit committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the audit committee pre-approves both the type of services to be provided by BDO USA, LLP and the estimated fees related to these services.

During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations.

Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of BDO USA, LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment.

Stockholder ratification of the selection of BDO USA LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board recommends a vote FOR the ratification of BDO USA, LLP as our independent registered public accountants.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires that the Company’s stockholders be entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of Stockholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of transformation. Please refer to “Narrative to 2018 Summary Compensation Table” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. At the Annual Meeting, stockholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s stockholders. Should there be a significant vote against the named executive officer compensation as disclosed in this Proxy Statement, the Board will consider those Stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

This proposal will be approved on an advisory basis if the votes cast favoring the action exceed the votes cast opposing the action.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also enables the Company’s stockholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s named executive officers. The Company will hold an advisory vote on named executive officer compensation at least once every three years. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. Company Stockholders may also, if they wish, abstain from voting on this proposal.

After careful consideration of the frequency alternatives, the Board believes that conducting advisory votes on named executive officer compensation on an annual basis is appropriate for the Company and its stockholders at this time, and therefore recommends that you vote for an annual advisory vote on executive compensation. In formulating its recommendation, the Board considered that an annual advisory vote on our executive compensation will provide our management and our Board with regular and direct input from our stockholders.

The Company’s stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: every year, every two years, every three years or stockholders may abstain from voting on the proposal. The option of every year, every two years or every three years that receives the highest number of votes cast by stockholders will be considered by the Company as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation.

The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of future advisory votes on named executive officer compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our Stockholders.

The Board recommends a vote FOR the option of once every year as the preferred frequency for advisory votes on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten (10) percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission reports of ownership of Company securities and changes in reported ownership. Officers, directors and greater than ten (10) percent Stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on our review of the forms filed with the Securities and Exchange Commission or written representations from certain reporting persons received by us, we believe that our directors, officers and persons who own more than ten percent (10%) of the Company’s common stock have complied with all applicable filing requirements under Section 16(a), except in the following instances: the Company filed one late Form 4 for Phillip L. Milliner on December 8, 2017 which included one transaction that was not reported on a timely basis, one late Form 4 for Robert Barton on October 5, 2017 which included one transaction that was not reported on a timely basis, and two late Form 4s for Ekumene Lysonge on May 16, 2017 which included one transaction that was not reported on a timely basis and November 29, 2017, which included one transaction that was not reported on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2019 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received no later than November 26, 2018 by the Secretary at 11909 Shelbyville Road, Louisville, Kentucky 40243. Proposals we receive after that date will not be included in the Proxy Statement. We urge stockholders to submit proposals by Certified Mail— Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2019 Annual Meeting of Stockholders will be ineligible for presentation at the 2019 Annual Meeting of Stockholders unless the stockholder gives timely notice of the proposal in writing to the Secretary of CafePress at the principal executive offices of CafePress. Under our bylaws, in order for a matter to be deemed properly presented by a stockholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that we did not hold an annual meeting in the prior year or if the date of the annual meeting is more than thirty (30) days before or after the anniversary date of the prior year’s annual meeting, we must receive the stockholder’s notice by the close of business on the later of ninety (90) days prior to the annual meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The stockholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (c) the class and number of shares of our securities that are beneficially owned by the stockholder; (d) any material interest of the stockholder in such business; and (e) any other information that is required to be provided by such stockholder pursuant to proxy proposal submission rules of the SEC. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

You may obtain a copy of the current rules for submitting stockholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

or through the Commission’s Internet web site: www.sec.gov. Request SEC Release No. 34-40018, May 21, 1998.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding CafePress stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our Notice of Internet Availability or proxy materials until one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report or proxy statement mailed to you, please submit a request to 11909 Shelbyville Road, Louisville, Kentucky 40243, Attention: Investor Relations, or call 502-995-2267, and we will promptly send you what you have requested. You can also contact our Secretary at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

OTHER MATTERS

The Board does not know of any other business that will be presented at the Annual Meeting of Stockholders. If any other business is properly brought before the Annual Meeting of Stockholders, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether you intend to be present at the Annual Meeting of Stockholders, we urge you to vote or submit your signed proxy promptly.

By Order of the Board of Directors,

Ekumene M. Lysonge
Vice President, General Counsel & Secretary

Louisville, Kentucky

March 26, 2018

CafePress’ 2017 Annual Report on Form 10-K has been made available to all stockholders entitled to vote at the Annual Meeting. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to CafePress Inc. at 11909 Shelbyville Road, Louisville, Kentucky 40243 Attention: Investor Relations. The request must include a representation by the stockholder that as of March 12, 2018, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and the exhibits thereto are also available at investor.cafepress.com.

ANNUAL MEETING OF CAFEPRESS INC.

Date:	May 8, 2018
Time:	2:00 P.M.
Place:	400 W. Market Street, 32nd Floor, Louisville, KY 40202

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2, 3, and 1 YEAR on proposal 4.

1:	Election of Class III Directors					Directors
		For		Withhold		Recommend
	01 Anthony C. Allen	☐		☐		For
	02 Kenneth T. McBride	☐		☐		For

		For	Against	Abstain
2:	To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2018.	☐	☐	☐		For
3:	Approval of the executive compensation of the Company’s named executive officers on a non-binding, advisory vote basis.	☐	☐	☐		For
4:	Holding future non-binding advisory votes on executive compensation on an annual basis.	1 year ☐	2 years ☐	3 years ☐	Abstain ☐	1 Year
5:	To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

Authorized Signatures - This section must be

completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of CafePress Inc.

to be held on Tuesday, May 8, 2018

for Stockholders as of March 12, 2018

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET			TELEPHONE
Go To			866-892-1568
www.proxypush.com/PRSS
• Cast your vote online.	OR	•	Use any touch-tone telephone.
• View Meeting Documents.		•	Have your Proxy Card/Voting Instruction Form ready.
		•	Follow the simple recorded instructions.
MAIL

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Ekumene M. Lysonge and Phillip L. Milliner, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of CafePress Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND “1 YEAR” IN ITEM 4.

All votes must be received by 11:59 P.M., Eastern Time, May 7, 2018.

PROXY TABULATOR FOR CAFEPRESS INC. P.O. BOX 8016 CARY, NC 27512-9903

Proxy — CafePress Inc.

Annual Meeting of Stockholders

May 8, 2018, 2:00 p.m. (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Ekumene M. Lysonge and Phillip L. Milliner (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of CafePress Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the 400 W. Market Street, 32nd Floor, Louisville, KY 40202, on Tuesday, May 8, 2018 at 2:00 p.m. (EDT) and all adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

1.	To elect two (2) Class III directors to serve until the 2021 Annual Meeting of Stockholders or until their successor is duly elected and qualified;

2.	To ratify appointment of BDO USA, LLP as the Company’s independent registered public accountant for fiscal year 2018;

3.	Approval of the executive compensation of the Company’s named executive officers on a non-binding, advisory vote basis.

4.	Holding future non-binding advisory votes on executive compensation on an annual basis; and

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The two directors up for re-election are: Anthony C. Allen and Kenneth T. McBride.

The Board of Directors of the Company recommends a vote “FOR” all nominees for director and “FOR” proposals 1, 2, 3 and “1 YEAR” for proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” proposals 1, 2, 3 and “1 YEAR” for proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box.	☐